Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 24, 2022, with respect to the consolidated financial statements of Gelesis, Inc., included in the prospectus constituting a part of this Amendment No. 2 to the Registration Statement on Form S-1 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts
May 23, 2022